LAW OFFICES
                               STEVEN L. SISKIND
                                   SUITE 403                  FLORIDA OFFICE:
                                 645 FIFTH AVE              ONE FINANCIAL PLAZA
                            NEW YORK, NEW YORK 10022             SUITE 2626
MEMBER OF NEW YORK              (212) 750-2002          FT. LAUDERDALE, FL 33394
 AND FLORIDA BARS             FAX (212) 838-7982              (954) 523-2626







November 22, 2000


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re: F-Pack International, Inc.
    Registration Statement Filed on Form 10-SB
    File No. 000-31725
    Filed: October 6, 2000

Gentlemen:

On behalf of F-Pack International, Inc. (the "Company"), I herewith withdraw the above referenced registration statement originally filed on Form 10-SB on October 6, 2000. The Company will re-file the Registration Statement shortly.


                                        Very truly yours,


                                        /s/ Steven L. Siskind
                                        ---------------------------
                                            Steven K, Siskind

SLS/eg